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                                                                    Exhibit 99.1

                                                                    News Release

       TranSwitch Corporation Names Peter Tallian Chief Financial Officer
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                  EXECUTIVE BRINGS BROAD FINANCIAL EXPERIENCE
                   FROM SENIOR POSITIONS AT METAVANTE AND IBM

(Shelton, CT) February 22, 2001 - TranSwitch Corporation (NASDAQ:TXCC) announced today that Peter Tallian has been named Senior Vice President and Chief Financial Officer, effective immediately. Mr. Tallian comes to TranSwitch Corporation from Metavante Corporation, headquartered in Milwaukee, Wisconsin, where he was Executive Vice President and Chief Financial Officer since 1995. Michael F. Stauff, the current TranSwitch Corporation Chief Financial Officer, who recently expressed his interest to depart to pursue his personal interests, will remain with the company as a consultant to TranSwitch for some time to ensure an orderly transition.

"We have all enjoyed working with Mike Stauff over the last six years both personally and professionally. He has contributed immensely in our transition from a privately held venture to a publicly traded company. We wish him well in his future endeavors," commented Dr. Santanu Das, Chairman of the Board, President and Chief Executive Officer of TranSwitch Corporation.

"My six-year tenure at TranSwitch has been an exciting experience for me professionally, and I believe Peter has all the necessary skills to help the company continue its growth track," commented Mr. Stauff.

"We are delighted to add Peter Tallian to our management team," continued Dr. Das. "He is an experienced finance professional who brings both domestic and international experience to TranSwitch as we continue to accelerate our growth in the U.S. and around the world."

Mr. Tallian has a B.S. in Economics, with a major in Accounting, from the
Wharton School of the University of Pennsylvania, and an M.B.A. from the University of Chicago. He began his career with the IBM Corporation, where he worked from 1982 to 1995. His assignments in IBM included several financial management positions with a focus on semiconductor manufacturing and development.
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TranSwitch Corporation names Peter Tallian Chief Financial Officer        page 2

In 1995, Mr. Tallian joined Metavante Corporation, a $600 Million software outsourcing and service provider to the banking industry, as Executive Vice President and Chief Financial Officer. His responsibilities with Metavante included finance and audit, human resources, information security, facilities and year 2000-related implementations.

"I believe TranSwitch is well-positioned for continued growth, and I am excited about the opportunity to be part of it," said Mr. Tallian. "TranSwitch is already a market leader in the communications semiconductor space. Because of the diversification of its customer base and its strength in North America, Europe and Asia, I believe it is poised for exciting growth. I look forward to contributing to TranSwitch's future," concluded Mr. Tallian.

Mr. Tallian is married and has two children. The family intends to relocate to the Shelton area in the near future.

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ABOUT TRANSWITCH CORPORATION:

TranSwitch Corporation, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines (TM)- to original equipment manufacturers who serve three fast-growing end-markets: the worldwide public network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks
(WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch's home page at the World Wide Web site - http://www.transwitch.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, risks of dependence on third-party VLSI fabrication facilities, intellectual property rights and litigation, risks in connection with the integration of acquired businesses, risks in technology development and commercialization, risks in product development and market acceptance of and demand for TranSwitch's products, risks of downturns in economic conditions generally, and in the telecommunications and data communications markets and the semiconductor industry specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and high customer concentration and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

FOR MORE INFORMATION CONTACT:

Michael F. Stauff  or
Peter Tallian
TranSwitch Corporation
Phone: 203/929-8810
Fax: 203/926-9453
www.transwitch.com
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